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EXHIBIT 11

EAGLE POINT SOFTWARE CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENT REGARDING COMPUTATION OF NET EARNINGS PER SHARE
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                                                                                     Nine Ended
                                                                                      March 31,
                                                                    ----------------------------------------------
                                                                            2000                    1999
SHARES USED IN DETERMINING BASIC EARNINGS PER SHARE:

Weighted average common shares outstanding                                      4,846,482               4,824,844
                                                                    ======================  ======================


SHARES USED IN DETERMINING DILUTED EARNINGS PER SHARE:

Weighted average common shares outstanding                                      4,846,482               4,824,844

Net effect of stock options based on the treasury stock
  method using the average market price during the period                         100,525                 169,093
                                                                    ----------------------  ----------------------

     Total weighted average common and common equivalent
        shares outstanding                                                      4,947,007               4,993,937
                                                                    ======================  ======================
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